EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use in this Registration Statement on Form S-1 of Chaparral Energy, Inc. (“Chaparral”) of information contained in our report with respect to estimated future reserves and income attributable to certain of Chaparral’s leasehold interests as of December 31, 2016, the use in this Registration Statement on Form S-1 of the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our summary report included in the Annual Report on Form 10-K of Chaparral for the fiscal year ended December 31, 2016, as well as in the notes to the financial statements included therein.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-1 and related Prospectus.

/S/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

June 7, 2017